Exhibit 10.13

[BRONCUS TECHNOLOGIES, INC. LETTERHEAD]

June 5, 2006

Samuel L. Omaleki

[Delivered via Email]

Dear Samuel:

I am pleased to offer you the position of Vice President, Operations with Broncus Technologies, Inc. In this position, you will report directly to the President and CEO. In making this offer, I am expressing my enthusiastic support of your abilities to help Broncus become a great success. The purpose of this letter is to outline the offer and terms of your employment.

Job Title:	Vice President, Operation

Start Date:	June 19, 2006

Salary:	$15,833.33 per month (annualizes to $190,000)

Bonus:	You will be eligible to participate in the standard Broncus cash and equity performance-based bonus program beginning January 1, 2007, as determined by the Board of Directors at that time.

Stock Options:	You will be granted an option to purchase 450,000 shares of the Company’s Common Stock at the next Board meeting following your first day of employment in accordance with the terms of the Broncus Technologies, Inc.

employee stock option plan. You will also be granted an additional option promptly after the closing of the Company’s next venture financing (if any) that occurs within 6 months of your first day of employment, to purchase a number of shares of the Company’s common stock equal to 0.60% of (i) the number of shares sold in such financing plus (ii) any related increase in the size of the Company’s option pool, but in no event shall such option be exercisable for more than 350,000 shares. Both of these options are subject to Board approval. These options will vest 25% at the end of the first year of employment (for the second option, the 25% will vest one year from the date of grant) and 1/36th of the remaining balance for each month thereafter for 36 months, for a total vesting period of four years and shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board. These options may be exercised ten years from the date of grant so long as you are an employee of the Company.

Benefits:	Broncus has an employee group insurance plan, which, in short, provides medical, dental, life, and AD&D insurance.

Vacation:	Three weeks paid vacation per year in accordance with the Company’s vacation policy.

Other:

You will abide by all Broncus policies and rules, especially its policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets or proprietary materials or processes of said former employer.

Your employment at Broncus is at will, meaning it is not for a specific term and can be terminated by you or by Broncus at any time for any reason, with or without cause.

This offer is contingent upon your executing Broncus’ Proprietary Information and Inventions Agreement (copy attached) for new employees, successful reference checks, background check, and providing the Company with the legally required proof of identity and authorization to work in the United States.

You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Any dispute arising hereunder or arising out of your employment or other relations with the Company will be subject to binding arbitration under the auspices of the American Arbitration Association. This agreement shall be governed, construed and enforced in accordance with the laws of

California without regard for the principles of conflict law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

Once signed by you, this letter will become a legally binding contract. It will constitute our complete agreement, and will supersede all prior agreements, promises, and discussions.

This agreement may only be amended or modified in a subsequent written document signed by the President of Broncus Technologies, Inc.

This offer of employment is valid only through June 6, 2006.

Sam, I believe you will be an outstanding Vice President, Operations with Broncus. I truly feel that we have an exciting opportunity ahead of us to which you can make a significant contribution. I look forward to working with you in a long and mutually beneficial relationship.

Sincerely,

/s/ Cary Cole

Cary Cole
President & CEO

I agree to the above stated terms and conditions:

/s/ Samuel Omaleki
Samuel Omaleki	Date

3